                                                                    EXHIBIT 10.3
                   EMPLOYMENT AND STOCK REPURCHASE AGREEMENT

         THIS EMPLOYMENT AND STOCK REPURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 15th day of May, 1997, by and between MGC COMMUNICATIONS, INC., a Nevada corporation (the "Company") and JOHN BOERSMA ("Employee").

                          W I T N E S S E T H  T H A T:

         The parties, for and in consideration of the mutual and reciprocal covenants and agreements hereinafter contained, do contract and agree as follows:

         1. Employment: Company hereby employs Employee and Employee hereby accepts employment by Company upon all of the terms and conditions as are hereinafter set forth.

         2. Duties: Employee shall devote his full-time and effort to the business of Company. Employee shall serve Company in the capacity of Vice President of Operations, and shall perform his assigned duties and carry out his responsibilities to the best of his skills and abilities. Employee's duties and responsibilities shall include, but shall not be limited to, overseeing the Company's product delivery and support functions (including the NevTEL operations in Nevada) and such further duties which are consistent with Employee's abilities and training as shall be reasonably assigned to him from time to time by the President or Board of Directors of the Company.

         3. Term of Agreement: This Agreement shall be effective as of May 15, 1997 (the "Effective Date") and Employee's employment hereunder shall continue until May 14, 1998, unless sooner terminated by either party as provided in
Item 12 herein. Thereafter, this Agreement shall be automatically renewed on a year-to-year basis after the expiration of the initial or any subsequent term of this Agreement unless terminated by either party as provided in Item 12 hereof.

         4. Limitations of Executive Duties: Employee shall not, without consent first being given by the President or Board of Directors of the
Company:

            A. Take part in activities detrimental to the best interests of Company, including rendering any services to any other firm or entity which conflict or interfere with the performance of Employee's duties hereunder.

            B. Enter into any contract, oral or written, in the name of, for or on behalf of Company.

            C. Use any money belonging to Company or pledge its credit.

            D. Commit or suffer to be committed any act whereby Company's property may be subject to attachment or seizure.

            E. Cause Company to become a guarantor, surety or endorser or give any note for the benefit of any other person whomsoever.

            Employee shall indemnify and hold Company harmless from and against any and all damages, actions, causes of action, claims and other liabilities, contingent or otherwise, directed toward Company by others as a result of Employee's violation of any of the provisions hereof.

         5. No Outside Employment: It is the specific intention of the parties that Employee shall devote 100% of his business time and energy as an employee of Company and shall not, during the term of this Agreement, either directly or indirectly, be employed by, actively engaged in or associated with any other business whether within Company's industry or not. Any such outside employment by Employee shall be a breach of this Agreement as a result of which Company shall have the right to terminate this Agreement as provided in Item 12 hereof.

         6. Compensation: During the term of this Agreement, Company agrees to pay to Employee, and Employee agrees to accept from Company, in full payment for services rendered by Employee and work to be performed by him under the terms of this Agreement, the following:

            A. An annual base salary of One Hundred Five Thousand Dollars ($105,000.00), payable in installments in accordance with the Company's payroll practices.

            B. Employee may be entitled to a bonus up to fifty percent (50%) of his Base Salary each calendar year based on Employee's performance as determined by the Company's Board of Directors and the Company's performance as measured by EBITDA (earnings before interest, taxes, depreciation and amortization) as determined by the Company's certified public accountants. The Company currently intends that approximately ten percent (10%) of the Company's EBITDA each year will fund a bonus pool to be used to pay bonuses to Employee and others, as determined by the Company's senior management. If Employee purchases shares of stock in the Company financed by a promissory note to the Company, then seventy percent (70%) of Employee's bonus shall be paid over to or retained by the Company to be applied against Employee's obligations to the Company thereunder.

         7. Vacation and Fringe Benefits: Company shall provide Employee such vacation time, sick leave and fringe benefits, including but not limited to participation in any pension, medical reimbursement and employee benefit plans that may be maintained by Company from time to time as are made generally available to other employees of Company in accordance with Company policies. In connection therewith, the Company shall pay seventy-five percent (75%) of the cost of coverage of Employee and his family under the Company's medical/dental insurance plan. In addition to the vacation time otherwise allowable to Employee, Employee shall be entitled to an unpaid leave of absence during the period from June 6, 1997 through June 29, 1997. The Company reserves the right to change the benefits available under its benefit plans at any time or times.

         8. Moving Expenses. The Company shall pay or reimburse Employee for up to $15,000 of Employee's moving expenses (including temporary living expenses, house hunting trips, household relocation and miscellaneous moving expenses). Such amount will be payable fifteen percent (15%) within the first week of employment, an additional fifteen percent (15%) at the end of the second month of employment and the remaining seventy percent (70%) at the time of Employee's household move provided that same is completed within six (6) months of Employee's employment commencement date. In the event Employee's employment with the Company is terminated prior to May 14, 1998 for any reason whatsoever, Employee shall be required to repay to the Company all amounts paid by the Company under this Item.

         9. Deductions: Deductions shall be made from Employee's salary for social security, Medicare, federal and state withholding taxes, and any other such taxes as may from time to time be required by governmental authority.

         10. Fiduciary Relationship. Both parties acknowledge and agree that a fiduciary and confidential relationship has existed and will continue to exist between them and that said relationship will continue during the term of this Agreement.

         11. Working Facilities and Expenses.

             A. Company shall furnish to Employee an office supplied, furnished and equipped as may be reasonably necessary for the conduct of Company's business.

             B. During the term of this Agreement, Company agrees to reimburse Employee, after presentation of receipts and other appropriate documentation, for all reasonable, ordinary and necessary travel costs and other necessary expenses incurred by Employee in performing his duties pursuant to this Agreement to the extent such expenses have been approved by the President of Company.

         12. Termination:

             A. Employee's employment hereunder shall be terminated upon his death or disability, in which event, Company shall not be liable for any compensation, bonus or fringe benefits after the date of Employee's death or disability.

             B. Employee may, without cause, terminate this Agreement by giving to Company thirty (30) days written notice and such termination shall be effective on the date (the "Termination Date"), which shall be the date specified by Employee but in no event earlier than the thirtieth (30th) day following the date of such notice or such earlier date specified by Company after receipt of Employee's notice of termination. In such event, Employee shall continue to render his services up to the Termination Date if so requested by Company.

             C. Company may, without cause, terminate this Agreement at any time by giving to Employee thirty (30) days written notice and such termination shall be effective on the date specified by Company but in no event earlier than the thirtieth (30th) day following the date of such notice. At the option of Company, Employee shall immediately cease performing his duties hereunder upon receipt of the notice. If terminated without cause pursuant to this Paragraph C, Employee shall continue to receive his full base salary and related fringe benefits for a period of thirty (30) days following the date of such notice.

             D. Employee may terminate this Agreement immediately for "cause". Cause shall be defined as failure of Company to make any payment or provide any benefit to Employee hereunder, which failure is not cured within ten (10) days after Company's receipt of written notice of such default. Any termination under this Paragraph D shall take effect immediately upon Company's receipt of written notice from Employee.

             E. Company may terminate this Agreement immediately for "cause". Cause shall be defined as any of the following: (i) Employee shall commit a felony or other act involving moral turpitude, (ii) Employee shall commit any act of prohibitive conduct as set forth in Item 4 of this Agreement, (iii) Employee shall commit any act, specifically including but not limited to drug or alcohol abuse, which act is materially harmful to Company, (iv) intentional or gross neglect of Employee's duties, (v) intentional disruption of or interference with Company's normal business operations, (vi) outside employment of Employee prohibited by Item 5 hereof, (vii) failure to comply with Company policies after receipt of written notice of the violation and failure to cure such violation within ten (10) days after receipt of such notice; (viii) repeated failure to comply with Company policies after receipt of written notice of any prior violation of such policies; or (ix) breach of any other provision of this Agreement after receipt of written notice of the breach and failure to cure such breach within ten (10) days after receipt of such notice. Any termination under this Paragraph E shall take effect immediately upon Employee's receipt of written notice from Company to Employee. The failure of Company to terminate Employee's employment hereunder for cause as a result of any of the foregoing at any one or more times shall not affect Company's ability to terminate Employee's employment hereunder for cause as a result of the subsequent occurrence of any act giving rise to "cause" hereunder.

         13. Specific Covenants and Agreements:

             A. For purposes of this Agreement, the following terms and provisions shall have the following meanings:

                1. "Confidential Information" shall mean all of the Company's technical information, trade secrets, training materials, notebooks, video tapes or discs, operating procedures, processes, business plans, financial information relating to or arising out of Company's business operations, computer programs, specialized software and databases, sales and marketing information, methods of organizing and financing Company's business, personnel records, pricing information and financial information concerning or relating to the business, accounts, employees, agents, members, sponsors, creditors, suppliers and affairs of Company, whether the same were produced by Employee as an employee of Company or any other employee or agent of Company and all physical embodiments or repositories of the foregoing, all of which are hereby agreed to be the property of and confidential to Company. Notwithstanding the foregoing, any and all such information as described in this Item 131A, which may constitute common and/or public knowledge shall be specifically excluded from this definition of "Confidential Information."

               2. "Prohibited Geographic Area" shall mean the State of Nevada.

               3. "Prohibited Time Period" shall mean the period beginning on the date of execution hereof and ending on the date that is six (6) months after the termination of this Agreement for any reason whatsoever.

               4. "Prohibited Business" shall mean the provision of local, long-distance and related telephone services.

            B. Employee agrees that during the Prohibited Time Period, Employee shall not, for any reason, without the prior written consent of Company, on his own behalf or in the service or on behalf of others, participate, whether as an owner, stockholder, partner, employee, consultant, agent, independent contractor or otherwise, in any entity involved in the Prohibited Business, which entity seeks to hold meetings in the Prohibited Geographic Area or to communicate with telecommunication personnel located in the Prohibited Geographic Area.

            C. Employee hereby acknowledges and agrees that (i) Company has expended considerable and substantial time, effort and capital resources to develop the Confidential Information, (ii) the Confidential Information is innovative and must receive confidential treatment to protect Company's competitive position in the market and Company's proprietary interest therein from irreparable damage, (iii) Employee, by virtue of his relationship with Company, has had and will have access to the Confidential Information, and (iv) the Confidential Information and all physical embodiments or other repositories of the same shall be and at all times remain the sole and exclusive property of Company. Employee covenants and agrees that throughout the period of Employee's employment with Company and at any time after the termination of Employee's employment with Company for any reason whatsoever, Employee shall not directly or indirectly use, publish, disseminate, divulge or otherwise disclose to any person or entity any of Company's Confidential Information, other than in the performance of his duties hereunder. In the event of a breach or threatened breach by Employee of the provisions of this Item, Company shall be entitled to an injunction restraining Employee from disclosing, in whole or in part, the list of Company's clients or any other Confidential Information, or from rendering any services to any person, firm, corporation, association or other entity to whom such list or other Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed. Upon receipt of a written request by Company, Employee agrees to surrender and return to Company all documents, records, memoranda, notebooks and similar repositories of Confidential Information of every character or description.

            D. The parties hereto acknowledge and agree that (i) the covenants contained in Paragraphs A, B and C of this Item are reasonably necessary to protect the interest of Company in whose favor said covenants are imposed; (ii) the restrictions imposed by Paragraphs A, B and C of this Item are not greater than are necessary for the protection of Company in light of the substantial harm that Company will suffer should Employee breach any such covenant; (iii) the period of restriction and geographical area of restriction contained in Paragraphs A, B and C of this Item are fair and reasonable in that they are reasonably required for the protection of Company; (iv) the nature, kind and character of the activities Employee is prohibited to engage in as described in Paragraphs A, B and C of this Item are reasonable and necessary to protect Company and shall not be interpreted or construed as prohibiting Employee from rendering any other services or performing any other activities not referenced therein, and (v) the covenants and agreements of Employee contained in Paragraphs A, B and C of this Item have been specifically negotiated by the parties and are material inducements to Company to enter into this Agreement, and, but for such covenants made by Employee herein, Company would not have entered into this Agreement.

            E. Employee acknowledges and agrees that each of the covenants and agreements contained in Paragraphs A, B and C of this Item of this Agreement is made by him in consequence of and as a specific inducement to Company to enter into this Agreement and to protect and preserve the benefit of this Agreement to Company; that each of the covenants contained in Paragraphs A, B and C of this Item is reasonable and necessary to protect and preserve the benefits received by Company under this Agreement; irreparable loss and damage will be suffered by Company should Employee breach any of such covenants and agreements; each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreements or any other provision or provisions of this Agreement; and that, in addition to other remedies available to it, Company shall be entitled to both temporary and permanent injunctions to prevent a breach or contemplated breach by Employee of any of such covenants or agreements. In the event Company should seek an injunction hereunder, Employee hereby waives any requirement that Company submit proof of the economic value of any Confidential Information or that Company post a bond or any other security.

            F. If the provisions of this Item should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitation permitted by applicable law.

            G. The covenants and agreements on the part of Employee contained in Paragraphs A, B and C of this Item shall be construed as agreements independent of any other agreement between Company and Employee. The existence of any claim or cause of action of Employee against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of each of such covenants and agreements.

            H. Nothing contained in this Item shall restrict Employee from being a stockholder of any corporation that directly or indirectly competes with Company provided the stock of such competing corporation is publicly held and listed on a regional or national stock exchange.

        14. Option Grants and Company Option to Repurchase Employee's Shares.

            A. Through September 30, 1997, Employee may purchase up to 50,000 shares of Common Stock of Employer at a purchase price of $2.00 per share. This option shall lapse at midnight September 30, 1997.

            B. Through September 30, 1997, Employee may purchase up to 100,000 shares of Common Stock of Employer at $2.50 per share. At Employee's election, the Company will finance the purchase price of this tranche of stock, and Employee will execute a full recourse promissory note (the "Note") in favor of the Company. The Note will be secured by Employee's Common Stock in MGC. The term of the Note will be three (3) years, and the Note will bear interest at the rate of 7.5% per annum on the unpaid balance. The Note may be prepaid at any time without penalty, and prepayment will be required within 45 days after termination of employment. The Note will be repaid over the term of the Note at Employee's discretion; however, at a minimum, 70% of Employee's annual bonus will be applied to reduction of outstanding principal and accrued interest.

         C. The Restriction and Representations set forth in paragraph 6 of Share Option Agreement of even date herewith are incorporated herein by reference.

         D. The Company shall have the option to repurchase certain shares of stock in the Company (the "Shares") owned by Employee upon the terms set forth in this Item. The terms of Paragraph B below shall apply to all Shares (up to 50,000) purchased by Employee at a price of $2.00 per share prior to September 30, 1997 and all Shares (up to 100,000) purchased by Employee at a price of $2.50 per share prior to September 30, 1997 (collectively, the "Restricted Shares").

         B. If Employee is at any time prior to June 1, 2000, not an employee of the Company as a result of Employee's resignation from the Company or as a result of the Company's termination of Employee's employment for cause as provided herein (the date of his termination of employment being hereinafter referred to as the "Termination Date"), then the Company shall have the option to purchase, whereupon Employee or his legal representative shall be obligated to sell any portion or all of the Restricted Shares in the Company owned by Employee or any Affiliate of his on the Termination Date, and such Restricted Shares shall be sold free and clear of any and all liens and encumbrances. The purchase price for all of the Restricted Shares shall be the amount per share paid by Employee for such Restricted Shares (excluding any interest paid as a result of Employee's making deferred payments for such Shares).

         C. The option provided herein shall be exercised, if at all, by delivery of written notice by the Company within ninety (90) days after the Termination Date.

         D. The closing of the purchase and sale hereunder shall occur within thirty (30) days following the exercise of said option and at a time and place as the Company may designate by written notice to Employee at least five (5) days in advance of such closing. The parties hereto hereby agree to execute any and all instruments and documents to transfer full and complete title to such Restricted Shares to effectuate the foregoing. At the closing, the purchase price shall be paid in cash.

         E. The number of Restricted Shares and the purchase price per Share set forth in this Item shall be adjusted appropriately in the event of any stock split, stock dividend or other similar change in the capitalization of the Company. The Board of Directors of the Company shall make the determination of any such adjustments and shall provide Employee with written notice thereof.

         F. All certificates representing Restricted Shares shall bear the following restrictive legend (in addition to any other legends required to be placed thereon):

         The Shares represented by this certificate are subject to repurchase by the Company pursuant to the terms of an Employment/Stock Repurchase Agreement dated May 15, 1997, a copy of which is on file with the Company.

     15. Assignment: This Agreement, as it relates to the employment of Employee, is a personal contract and the rights and interests of Employee hereunder may not be sold, transferred, assigned, pledged or hypothecated. However, this Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns including, without limitation, any corporation or other entity into which the Company is merged or which acquires all or substantially all of the outstanding common stock or assets of the Company.

     16. Breach by Company. If there is a dispute regarding the payment of any sum by Company hereunder, Company shall not be deemed to have failed to have made a payment hereunder if pending the resolution of such dispute, Company pays the amount in dispute into court or into an escrow account at Company's bank or with Company's corporate counsel.

     17. Remedies Not Exclusive. The rights, remedies and benefits herein expressly specified are cumulative and not exclusive of any rights, remedies or benefits which any party may otherwise have.

     18. Invalid Provisions: The invalidity of any one or more of the clauses or words contained in this Agreement shall not affect the reasonable enforceability of the remaining provisions of this Agreement, all of which are inserted herein conditionally upon being valid in law; and in the event that one or more of the words or clauses contained herein shall be invalid, this instrument shall be construed as if such invalid words or clauses had not been inserted or, alternatively, said words or clauses shall be reasonably limited to the extent that the applicable court interpreting the provisions of this Agreement considers to be reasonable.

     19. Specific Performance: The parties hereby agree that any violation by Employee of the covenants and agreements contained herein shall cause irreparable damage to Company, and Company may, as a matter of course, enjoin and restrain said violation by Employee by process issued out of a court of competent jurisdiction, in addition to any other remedies that said court may see fit to award.

     20. Binding Effect: All the terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

     21. Jurisdiction: Each of the undersigned further agrees that any action or proceeding brought or initiated in respect of this Agreement may be brought or initiated in the State Court of Clark County, Nevada, and each of the undersigned consents to the exercise of personal jurisdiction and the placement of venue in any of such courts, or in any jurisdiction allowed by law, in any such action or proceeding and further consents that service of process may be effected in any such action or proceeding in such manner as may be permitted by law. Each of the undersigned further agrees that no such action shall be brought against any party hereunder except in one of the courts above named.

     22. Attorney's Fees: In the event an action is taken by either party to enforce this Agreement or resolve a dispute in connection herewith, the prevailing party shall be entitled to recover the costs incurred with the prosecution and defense of such action, including reasonable attorney's fees.

     23. Waiver of Breach or Violation Not Deemed Continuing: The waiver by either party of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach hereof.

     24. Entire Agreement; Law Governing: This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof, by and between Company and Employee, and contains all the covenants and agreements among the parties with respect to such subject matter. This Agreement, along with a Share Option Agreement of even date herewith, supersede the terms of an employment letter dated May 8, 1997, between the parties hereto except to the extent such letter grants Employee the right to purchase Restricted Shares (as defined in Item 14 hereof). This Agreement shall be construed in accordance with the laws of the State of Nevada.

     25. Item Headings: The item headings contained in this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement.

     26. CERTIFICATION BY EMPLOYEE: EMPLOYEE CERTIFIES THAT HE HAS READ THE ENTIRE CONTENTS OF THIS AGREEMENT BEFORE SUBSCRIBING HIS NAME HERETO; THAT HE WAS ENCOURAGED AND AFFORDED SUFFICIENT OPPORTUNITY BY COMPANY TO OBTAIN INDEPENDENT LEGAL ADVICE PRIOR TO HIS EXECUTING THIS AGREEMENT; THAT HE FULLY UNDERSTANDS ALL THE TERMS, CONDITIONS, RESTRICTIONS AND PROVISIONS SET FORTH IN THIS AGREEMENT, PARTICULARLY INCLUDING, BUT NOT LIMITED TO THE RESTRICTIVE COVENANTS CONTAINED HEREIN, AND THAT HE ACKNOWLEDGES THAT EACH SAID TERM, CONDITION, RESTRICTION AND PROVISION IS FAIR AND REASONABLE INSOFAR AS IT PERTAINS TO HIM; THAT HE HAS RECEIVED A COPY OF THIS AGREEMENT AS SIGNED BY HIM; AND THAT HIS BEING BOUND BY THIS AGREEMENT IS A CONDITION PRECEDENT TO THE EXECUTION HEREOF BY COMPANY.

     IN WITNESS WHEREOF, Company has hereunto caused this Agreement to be executed by a duly authorized officer and its seal to be affixed and Employee has hereunto set his hand and seal as of the day and year first above written.

                                              EMPLOYEE:                   [SEAL]

                                                       -------------------
                                              JOHN BOERSMA



                                              EMPLOYER:



                                              MGC COMMUNICATIONS, INC.
                                              By:
                                                 ------------------------------
                                                           President

                                                       [CORPORATE SEAL]